Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IEH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share to be issued under the 2020 Plan	Rules 457(c) and 457(h)	590,000	$9.00 (2)	5,310,000	0.00015310	$812.96
Equity	Common Stock, par value $0.01 per share to be issued under the 2020 Plan	Rules 457(c) and 457(h)	160,000	$7.35 (3)	$1,176,000	0.00015310	$180.05
Total Offering Amounts					$6,486,000		$993.01
Total Fee Offsets							-	(4)
Net Fee Due					$6,486,000		$993.01

(1)

This Registration Statement covers 750,000 shares of Common Stock issuable under the Registrant’s 2020 Equity Stock-Based Compensation Plan (the “2020 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the Registration’s Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h). The Proposed Maximum Offering Price per Share is based upon the average of the reported high and low sales prices per share of the Common Stock of the Registrant on November 25, 2024, as reported on the OTC Pink Sheets.

(3)

Represents shares of the Registrant’s Common Stock subject to outstanding option awards granted under the 2020 Plan. This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee and is based on the weighted average exercise price per share of the outstanding options granted under the 2020 Plan.

(4)	The Registrant does not have any fee offsets.